Exhibit 99.1

INTRICON REPORTS 2013 SECOND-QUARTER RESULTS

Global Restructuring Efforts Redirect Resources to Key Growth Opportunities, Drive Savings and Anticipated Profitability in Second-Half

ARDEN HILLS, Minn. — Aug. 8, 2013 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2013.

For the 2013 second quarter, the company reported net sales of $11.5 million, versus $14.9 million in the prior-year period. IntriCon had a net loss of $(3.4) million, or $(0.60) per diluted share, compared to a net loss of $(82,000), or $(0.01) per diluted share, for the 2012 second quarter.

The company reported a second-quarter net loss from continuing operations of $(2.0) million, or $(0.34) per diluted share. Second-quarter results from discontinued operations include a net loss of $(1.5) million, or $(0.26) per diluted share. Included in the $(1.5) million net loss from discontinued operations was approximately $(1.0) million, or $(0.18) per diluted share, of one-time, non-cash charges related to the restructuring initiatives.

In June 2013, IntriCon announced a global strategic restructuring plan designed to accelerate the company’s future growth by focusing resources on the highest-potential growth areas and reduce costs by approximately $3.0 million annually. As a result, IntriCon’s Maine operations, which include the company’s security, certain microphone and receivers businesses, as well as certain Singapore assets, are now held for sale and classified as discontinued operations.

“Facing a shortfall in the second quarter, we moved quickly to implement our global restructuring plan to better align our cost structure with current lower revenue levels—and strategic focus,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We expect to see an immediate $2 million in annual cost savings in the third quarter, and we anticipate we will achieve an additional $1 million by the end of the year.

“We believe that these savings, combined with an anticipated rebound in medical and hearing health sales in the second half of the year, will allow us to achieve anticipated profitability from continuing operations in the 2013 fourth quarter.”

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

As a percentage of total second-quarter sales, hearing health stood at 43.4 percent, with medical and professional audio at 42.6 percent and 14.0 percent, respectively. This compares to 41.5 percent, 41.4 percent and 17.1 percent for hearing health, medical and professional audio, respectively, in 2012.

Gross profit margins decreased to 16.2 percent from 25.2 percent for the prior-year three months. The decrease was primarily due to lower overall sales volume.

Six-Month Results

For the 2013 six-month period, IntriCon reported net sales of $25.6 million and a net loss of $(3.9) million, or $(0.69) per diluted share. This compares to 2012 net sales of $30.3 million and net income of $161,000, or $0.03 per diluted share. The six-month net loss from continuing operations was $(2.0) million, or $(0.35) per diluted share, with a discontinued operations net loss of $(1.9) million, or $(0.34) per diluted share.

As a percentage of total sales, hearing health stood at 39.9 percent, with medical and professional audio at 46.9 percent and 13.2 percent, respectively, for the six-month period. This compares to 45.5 percent, 40.5 percent and 14.0 percent for hearing health, medical and professional audio, respectively, in 2012.

Gross profit margins decreased to 22.0 percent from 26.6 percent for the prior-year six months. Again, the decrease was primarily due to lower overall sales volume. The company expects gross margins to strengthen in the second half of the year.

After adding back costs associated with non-recurring global restructuring expenses, non-cash charges for depreciation, amortization and stock-based compensation expense, the company reported a $(275,000) adjusted loss from continuing operations for the first half of the year. The table below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP. IntriCon believes that this adjusted information is helpful in an analysis of its operating results by eliminating the non-recurring and non-cash items noted below.

The reconciliation of GAAP basis loss from continuing operations to adjusted loss from continuing operations for the six months ended June 30, 2013, is as follows:

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

(in $000s)

GAAP basis loss from continuing operations	$(1,993)

Non-recurring restructuring charges	199
Depreciation and amortization	1,254
Non-cash stock-based compensation	265

Adjusted loss from continuing operations	$(275)

Business Update

Sales in IntriCon’s medical business declined 20.9 percent from the prior-year period and 31.4 percent from 2013 first quarter. As previously reported, IntriCon had strong sales to Medtronic in the 2012 fourth quarter and 2013 first quarter, as Medtronic prepared for the launch of their MiniMed 530G insulin pump. The second-quarter decrease primarily stemmed from a reduction in sales to Medtronic as they await FDA approval of the MiniMed 530G. IntriCon expects medical sales to strengthen in the second half of the year.

Within cardiac, IntriCon remains on track to deliver initial orders for its wireless cardiac diagnostic monitor Sirona™ in the third quarter. Additionally, the company has made progress expanding its CDM sales and marketing infrastructure to further advance IntriCon’s cardiac program and elevate its devices with market-demanded features.

Hearing health sales declined 19.5 percent over the prior-year quarter primarily due to the reduction in hi HealthInnovations orders and the continued softness in the conventional channel—which isconsistent with industry trends. As previously indicated, IntriCon satisfied hi HealthInnovations’ initial product ramp-up needs in the first half of 2012. While IntriCon continues to receive new orders from hi HealthInnovations, they have been substantially lower than the original ramp in the first half of 2012. As hi HealthInnovations further builds out its infrastructure, IntriCon continues to anticipate an order increase in the 2013 second half and remains very optimistic about the long-term prospects of this market-changing program.

Additionally, challenges remain in the conventional channel due to high device costs and inconveniences in the distribution channel. These dynamics are creating opportunities for alternative care models such as the insurance channel and the personal sound amplifier product (PSAP) market. To capitalize on these opportunities, IntriCon has hired an industry veteran to help spearhead the company’s efforts in the value hearing aid (VHA) market. The company will be aggressively pursuing larger customers who can benefit from our value proposition.

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

Professional audio sales declined 37.5 percent from the prior-year period. The decrease was due the conclusion of the company’s Singapore Government contract in December of 2012. With the company classifying portions of its professional audio business as discontinued, new growth is not anticipated going forward. However, IntriCon will leverage its core technology in professional audio to support existing customers, as well as pursue related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “We experienced significant challenges in the first half of 2013. However, as a company, we made the tough decisions necessary to better deploy our resources and aggressively drive our two largest growth opportunities: medical biotelemetry and value hearing health. We expect these to strengthen throughout the remainder of the year, and we’re optimistic that we can achieve profitability by year-end.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, Aug. 8, 2013, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-503-8169 and provide the conference ID number 1595266 to the operator.

A replay of the conference call will be available three hours after the call ends through 11:59 p.m. CT on Thursday, August 15, 2013. To access the replay, dial 1-888-203-1112 and enter passcode: 1595266.

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@padillaspeer.com

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

IntriCon Corporation

Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$11,479	$14,943	$25,605	$30,296
Cost of sales	9,617	11,174	19,974	22,227
Gross profit	1,862	3,769	5,631	8,069

Operating expenses:
Sales and marketing	731	754	1,623	1,629
General and administrative	1,367	1,435	2,927	2,889
Research and development	1,249	1,078	2,478	2,161
Restructuring charges	199	—	199	—
Total operating expenses	3,546	3,267	7,227	6,679
Operating income (loss)	(1,684)	502	(1,596)	1,390

Interest expense	(154)	(180)	(307)	(359)
Equity in (loss) of partnerships	(77)	(13)	(135)	(37)
Other income (expense)	(7)	(9)	83	(57)
Income (loss) from continuing operations before income taxes and discontinued operations	(1,922)	300	(1,955)	937

Income tax expense	48	57	38	91
Income (loss) before discontinued operations	(1,970)	243	(1,993)	846

Loss from discontinued operations, net of income taxes	(1,473)	(325)	(1,921)	(685)
Net income (loss)	$(3,443)	$(82)	$(3,914)	$161

Basic income (loss) per share:
Continuing operations	$(0.34)	$0.04	$(0.35)	$0.15
Discontinued operations	(0.26)	(0.05)	(0.34)	(0.12)
Net income (loss) per share:	$(0.60)	$(0.01)	$(0.69)	$0.03

Diluted income (loss) per share:
Continuing operations	$(0.34)	$0.04	$(0.35)	$0.14
Discontinued operations	(0.26)	(0.05)	(0.34)	(0.11)
Net income (loss) per share:	$(0.60)	$(0.01)	$(0.69)	$0.03

Average shares outstanding:
Basic	5,694	5,670	5,691	5,662
Diluted	5,694	5,670	5,691	5,939

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IntriCon Corporation 2013 Second-Quarter Results

Aug. 8, 2013

IntriCon Corporation

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash	$108	$225
Restricted cash	551	563
Accounts receivable, less allowance for doubtful accounts of $106 at June 30, 2013 and $114 at December 31, 2012	6,244	6,877
Inventories	10,139	10,431
Other current assets	1,159	1,424
Current assets of discontinued operations	1,022	1,040
Total current assets	19,223	20,560

Machinery and equipment	33,426	33,577
Less: Accumulated depreciation	28,321	27,578
Net machinery and equipment	5,105	5,999

Goodwill	9,194	9,709
Investment in partnerships	666	773
Other assets, net	997	1,260
Other assets of discontinued operations	314	831
Total assets	$35,499	$39,132

Current liabilities:
Checks written in excess of cash	$444	$637
Current maturities of long-term debt	2,449	2,945
Accounts payable	4,447	4,015
Accrued salaries, wages and commissions	1,614	1,644
Deferred gain	110	110
Other accrued liabilities	2,279	2,143
Liabilities of discontinued operations	235	173
Total current liabilities	11,578	11,667

Long-term debt, less current maturities	7,264	7,222
Other postretirement benefit obligations	582	590
Accrued pension liabilities	499	510
Deferred gain	220	275
Other long-term liabilities	201	146
Total liabilities	20,344	20,410
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,702 and 5,687 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	5,702	5,687
Additional paid-in capital	16,104	15,797
Accumulated deficit	(6,274)	(2,360)
Accumulated other comprehensive loss	(377)	(402)
Total shareholders' equity	15,155	18,722
Total liabilities and shareholders’ equity	$35,499	$39,132

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